PURCHASE AGREEMENT

THIS AGREEMENT made March 9, 2007

BETWEEN:	MOSQUITO CONSOLIDATED GOLD MINES LIMITED

(the "Purchaser")
OF THE FIRST PART

AND:	PAUL ANTONIOLI of 829 W. Broadway, Butte Montana, 59701 and TED ANTONIOLI of 5907 Longview, Missoula, MT 59803

(collectively, the "Vendor")

OF THE SECOND PART

WHEREAS:

A. The Vendor warrants and represents that it is the owner of the mineral claims more particularly described in the schedule attached hereto (the "Mineral Claims").

B. The Vendor has agreed to sell and transfer 100% of the right, title and interest in and to the Mineral Claims pursuant to the terms hereinafter set forth free and clear of any and all claims of whatsoever nature and kind.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1. Purchase and Sale

1.1
The Vendor hereby sells, assigns, transfers and sets over unto the Purchaser for its own use absolutely an undivided 100% interest in and to the Mineral Claims in consideration for 100,000 common shares of MOSQUITO CONSOLIDATED GOLD MINES LIMITED to be paid as to 50,000 common shares to PAUL ANTONIOU and 50,000 common shares to TED ANTONIOU and the reservation of a 0.5% net smelter return (defined as the proceeds from sale of ores or concentrate) unto PAUL ANTONIOU and the reservation of a 0.5% net smelter return unto TED ANTONIOU (collectively, the "Purchase Price") subject to the approval of the TSX Venture Exchange wherein the shares shall have a deemed price of CDN$I.40 per share. In addition the maximum finder's fee allowable by the TSX Venture Exchange will be paid to Tom Evans by the Purchaser.

1.2
The parties agree that once the Purchaser has fulfilled all its obligations (referred to in paragraph 1.1 herein), the Purchaser will become the owner of the Mineral Claims free and clear of any and all claims of whatsoever nature and kind.

2. Vendor's Reoresentation. Warranties and Covenants

2.1	The Vendor represents, warrants and covenants that:

(a)	it is the owner of an undivided 100% interest in and to the Mineral Claims;

(b)
the Mineral Claims are free and clear of any encumbrances, liens or charges and neither it nor any of its predecessors in interest or title have done anything whereby the Mineral Claims may be encumbered;

(c)	the Mineral Claims are in good standing under all applicable laws and regulations and all assessment work required has been performed and filed and all taxes have been paid;

(d)
to the best of the information and belief of the Vendor, the Mineral Claims have been properly located and staked and recorded in compliance with the laws of the jurisdiction in which they are situated, and that there are no disputes over title to the Mineral Claims;

(e)	it has the right to enter into this Agreement and to dispose of 100% of its right, title and interest in and to the Mineral Claims to the Purchaser;

(f)
upon the payment of the Purchase Price, the Vendor shall execute or cause to be executed a duly executed and registrable quitclaim or such other documents as the Purchaser may reasonable require transferring 100% of its right, title and interest in and to the Mineral Claims to the Purchaser, which the Purchaser shall be at liberty to record forthwith; and

(g)
to the knowledge of the Vendor there are no outstanding agreements or options to acquire or purchase the Mineral Claims or any portion thereof or interest therein and no person as any royalty or interest whatsoever in production or profits from the Mineral Claims or any portion thereof.

2.2
The representations and warranties in paragraph 2.1 shall apply to all assignments, conveyances, transfers and documents delivered in connection with this Agreement and there shall be no merger of any representations and warranties in such assignments, conveyances, transfers and documents notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived. The Purchaser shall have the right to waive any representation and warranty made by the Vendor in the Purchaser's favour without prejudice to any of its recourses with respect to any other breach by the Vendor. All of the representations and warranties contained in this Agreement shall survive the closing of this transaction.

3 Purchaser's Representations. Warranties and Covenants

3.1 The Purchaser represents, warrants and covenants that it has the right to enter into this Agreement.

4. General Provisions

4.1	Time shall be of the essence and the parties shall execute all further documents or assurances as may be required to carry out the full intent of this agreement.

4.2
This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreement, memoranda, correspondence, communications, negotiations and representation, whether oral or written, express or implied, statutory or otherwise, between the parties or any of them with respect to the subject matter hereof.

4.3	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

4.4	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the parties hereto irrevocably attorn to the jurisdiction of such Province.

4.5	This Agreement may be signed in counterpart and all counterparts taken together shall constitute one and the same Agreement, and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written

The Property is described by the following:

WGLI	IMC 189416	Sees. 34 & 35, T 25N, R 18 E
WGL3	IMC 189415	Sec. 35			"	"
Sheep eater	IMC 190407	Sec. 33			"	"
Motley #2	MMC 215812	Sec. 29, T 4 S, R22 W
Motley #7	MMC 215813	"	"	"
Motley # 10	MMC 215814	"	"	"

The net smelter returns payable under this Agreement in regard of the foregoing claims shall also apply to any claims that are partly or wholly within an area of interest defmed as all land within a two mile distance of the perimeters of the foregoing six claims.